Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

AMERICAN COLLEGE OF

GASTROENTEROLOGY COLAZAL® UPDATE

COLAZAL®-Related Data Presented in Two Poster Presentations

RALEIGH, NC, November 1, 2005 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that results of two investigator-initiated trials – one investigating COLAZAL® Capsules and one investigating mesalamine delayed-release tablets (ASACOL®) - will be presented at the American College of Gastroenterology 2005 Annual Scientific Meeting. Study investigators will present their findings during the ACG meeting which is being held October 28 – November 2 in Honolulu, HI.

“The two abstracts presented this week at ACG firstly confirm the utility of COLAZAL as a highly potent anti-inflammatory agent, and secondly underscore the importance of the proper colonic delivery of the active ingredient, 5-ASA, to the colon. COLAZAL’s prodrug formulation has demonstrated the ability to deliver 99% of the 5-ASA dose to the colon,” stated Bill Forbes, Pharm. D., Vice President, Research and Development, and Chief Development Officer, Salix. “We look forward to ongoing work in order to better understand and more fully realize the potential of this impressive anti-inflammatory agent.”

Prevention of Acute Radiation-Induced Proctosigmoiditis

Dr. Christopher Jahraus, University of Alabama, Birmingham, AL, et al. conducted a double-blind, randomized, placebo-controlled study in 36 patients undergoing pelvic radiotherapy for non-metastatic prostate cancer to examine the effectiveness of COLAZAL in preventing acute radiation-induced proctosigmoiditis (RIPS) and other toxicities associated with pelvic radiotherapy. Patients were randomly selected to receive either COLAZAL or placebo. The primary endpoint was development of proctitis and secondary endpoints were diarrhea, dysuria, fatigue and weight change. A toxicity index score, based on grade and length of each toxicity, and the total number of days patients experienced each toxicity at a grade equal to or greater than 2 (according to National Cancer Institute Common Toxicity Criteria v. 2.0) were analyzed for each toxicity. Patients receiving COLAZAL had relative reductions in each of the toxicity indices compared with placebo and fewer days with toxicities at a grade equal to or greater than 2. These reductions were statistically significant for the “average proctitis index score”, COLAZAL 25.7 compared to placebo 59.0 (p=0.0096) and “proctitis days of toxicity”, COLAZAL 2.5 compared to placebo 18.5 (p=0.007). Weight change and incidence of diarrhea did not differ significantly between the COLAZAL and placebo groups.

Mesalamine Delayed-Release Tablet (ASACOL) Recovery from Fecal Samples

Dr. Alan Safdi, Deaconess Hospital, Cincinnati, OH conducted a study in 30 healthy volunteers to determine the amount of 5-aminosalicylic acid (5-ASA) in whole and partial mesalamine delayed-release tablets (ASACOL) recovered from the fecal samples of healthy volunteers who received mesalamine delayed-release therapy. 30 healthy volunteers received two 400 mg mesalamine tablets twice daily for four days. Whole or partial tablets were recovered from fecal specimens and analyzed to determine the amount of 5-ASA in the tablets. Of the 30 volunteers, 27 (90%) provided fecal samples. Of these, 15 volunteers (55%) presented with at least one mesalamine tablet or fragment in at least one fecal sample. All tablets and fragments had detectable 5-ASA (mean of 97.2 +/- 47.1 mg per tablet/fragment) or approximately 24% of an intact mesalamine tablet.

Salix’s first marketed product is COLAZAL® (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information on Salix please call 919-862-1000 or visit www.salix.com. Information on the web site is not incorporated in Salix’s SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of acquisitions, management of integration of the two companies and rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.